Pricing Supplement dated May 31, 2006	Rule 424(b) (3)
(To Prospectus dated January 16, 2004 and	File No.333-111504
Prospectus Supplement dated January 16, 2004)

PACCAR FINANCIAL CORP.

Medium-Term Notes - Floating Rate

CUSIP# 69371RZE9

We are hereby offering to sell Notes having the terms specified below to you with the assistance of:

☐	Citigroup Global Markets Inc.
☒	Barclays Capital Inc.
☐	BNP Paribas Securities Corp.
☐	McDonald Investments Inc.
☐	Wells Fargo Brokerage Services, LLC
☒	Other: Bank of America Securities LLC
☒	Other: Wachovia Securities
acting as ☐ principal ☒ agent

at: ☐ varying prices related to prevailing market prices at the time of resale ☒ a fixed initial public offering price of 100% of the Principal Amount.

Principal Amount: $250,000,000:	Original Issue Date:	June 5, 2006

Agent’s Discount or Commission: 0.03%	Maturity Date:	June 3, 2009

Net Proceeds to Company: $249,925,000	Interest Payment Date(s):	Quarterly on the 3rd or next business day of March, June, September and December via modified following business day convention, commencing September 3, 2006

Calculation Agent:

Interest Calculation:

☒	Regular Floating Rate Note	☐	Floating Rate/Fixed Rate Note
☐	Inverse Floating Rate Note		Fixed Rate Commencement Date:
	Fixed Interest Rate:		Fixed Interest Rate:
☐	Other Floating Rate Note (see attached)

Initial Interest Rate: To be determined

Initial Interest Reset Date: September 3, 2006

Interest Reset Date(s): Quarterly on the 3rd or next business day of March, June, September and December via modified following business day convention.

Interest Rate Basis:

☐	CD Rate	☐	Federal Funds Rate	☐	Prime Rate
☐	Commercial Paper Rate	☒	LIBOR	☐	Treasury Rate
☐	CMT Rate	Designated LIBOR Page:		☐	Other (see attached)
	☐	CMT Telerate Page 7051	☐	LIBOR Reuters Page
	☐	CMT Telerate Page 7052	☒	LIBOR Telerate Page 3750
	If CMT Telerate Page 7052:	LIBOR Currency: USD
	☐	Weekly Average
	☐	Monthly Average

Index Maturity: 3 Month LIBOR

Spread (+/-):  +.04%

Spread Multiplier: N/A

Maximum Interest Rate: N/A

Minimum Interest Rate: N/A

Day Count Convention:

☐	30/360 for the period from to .
☒	Actual/360 for the period from June 5, 2006 to June 3, 2009.
☐	Actual/Actual for the period from to .

Redemption:

☒	The Notes may not be redeemed prior to the Maturity Date.
☐	The Notes may be redeemed at the option of the Company prior to Maturity Date.
Initial Redemption Date:
Initial Redemption Percentage: %
Annual Redemption Percentage Reduction: % until Redemption Percentage is 100% of the Principal Amount.
☐	The Notes shall be redeemed by the Company prior to the Maturity Date (see attached).

Repayment:

☒	The Notes may not be repaid prior to the Maturity Date.
☐	The Notes may be repaid prior to the Maturity Date at the option of the holder of the Notes.
Optional Repayment Date(s):

Currency:

Specified Currency: USD (If other than U.S. dollars see attached)
Minimum Denominations:	(Applicable only if Specified Currency is other than U.S. dollars)
Exchange Rate Agent:	(Applicable only if Specified Currency is other than U.S. dollars)

If Discount Note, check ☐

Issue Price:       %

Form:  ☒ Book-Entry       ☐ Certificated

Other Provisions: